EXHIBIT 99.1

Hercules Offshore CFO Suffers Stroke

HOUSTON, Jan. 2 /PRNewswire-FirstCall/ — Hercules Offshore, Inc. (Nasdaq: HERO) announced today that Steven A. Manz, the Company’s Chief Financial Officer, suffered an apparent stroke on December 28, 2006. Mr. Manz was hospitalized in a Houston area hospital for diagnostic analysis and treatment, but was released on December 31. Mr. Manz is now recuperating at home. It is not possible to predict when Mr. Manz will be able to return to work. In the interim, the Company intends to promptly appoint a qualified individual to perform Mr. Manz’ responsibilities as Chief Financial Officer.

Randy Stilley, CEO and President of the Company, stated, “We are all shocked and saddened by Steve’s illness. Our thoughts and prayers are with Steve and his family. Even though we are looking forward to Steve’s return to work, we expect to appoint an interim CFO shortly.”

Headquartered in Houston, Hercules Offshore operates a fleet of nine jackup drilling rigs and 64 liftboats. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

SOURCE Hercules Offshore, Inc.

01/02/2007

CONTACT: Stephen M. Butz, Vice President and Treasurer

of Hercules Offshore, Inc., +1-713-979-9832

Web site: http://www.herculesoffshore.com